FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations and Media Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

South Jersey Industries Declares Quarterly Dividend

Folsom, NJ, August 30, 2017 - South Jersey Industries’ (NYSE:SJI) board of directors declared its regular dividend of $0.2725 per share for the third quarter of 2017. The dividend is payable October 3, 2017 to shareholders of record at the close of business September 11, 2017. This is SJI’s 66th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy solutions to its customers through three primary subsidiaries. South Jersey Gas delivers safe, reliable, affordable natural gas and promotes energy efficiency to approximately 381,000 customers in southern New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; acquiring and marketing natural gas and electricity for retail customers; developing, owning and operating on-site energy production facilities; and offering HVAC and other energy-efficiency related services. SJI Midstream is also an SJI subsidiary and houses the company’s interest in the PennEast Pipeline Project. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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